Exhibit 99.2

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital to Speak at Sandler O’Neill’s
Annual Insurance Equity Conference

Philadelphia, PA, August 29, 2001 – PMA Capital Corporation (NASDAQ:PMACA) today announced that John W. Smithson, President and Chief Executive Officer, will make a presentation at the 3rd Annual Insurance Equity Conference hosted by Sandler O’Neill & Partners, L.P. PMA Capital’s presentation at the conference, which is being held in New York City, will take place on Thursday, September 13, 2001 beginning at approximately 2:00 p.m. Eastern time.

Investors, analysts and the general public are invited to listen to a live webcast of this presentation free of charge over the Internet. The live audio webcast of Mr. Smithson’s presentation can be accessed at www.sandleroneill.com (click on “At This Moment”). An archive of the presentation will be available at this same URL from approximately 9:00 a.m. Eastern time on Friday, September 14, 2001 through 5:00 p.m. on Friday, October 12, 2001. In addition, a copy of the material used during the presentation will be available in the Investor Information section of the PMA Capital website at www.pmacapital.com.

Interested parties may also access the presentation by dialing 1.800.559.9370 for U.S. participants and 1.847.619.6368 for international participants. The conference confirmation number is 4565549. There will be no replay of the presentation available through the dial-in mode.

During the conference, Mr. Smithson will discuss the environment for specialty commercial property/casualty insurance companies, including an overview of PMA Capital’s operations and the company’s long-term strategy, as well as comment on the current market for the Company’s insurance and reinsurance products. In addition, the Company expects to confirm the earnings expectations for full year 2001 previously provided in its second quarter 2001 earnings release and Form 10-Q, both of which are on file with the Securities and Exchange Commission (“SEC”).

Anyone listening to PMA Capital’s presentation will be presumed to have read PMA Capital’s Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the six months ended June 30, 2001, including the discussion under the caption “Cautionary Statements.”

Certain statements made during Mr. Smithson’s presentation may constitute forward-looking statements for purposes of safe harbor provisions under The Private Securities Litigation and Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed in the Company’s earnings releases and periodic filings with the SEC.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.